SUNEDISON, INC. ANNOUNCES APPOINTMENT OF GEORGANNE C. PROCTOR
TO THE COMPANY’S BOARD OF DIRECTORS

ST. PETERS, MO., October 31, 2013 /PRNewswire/ - SunEdison, Inc. (NYSE: SUNE) announced today that the Company’s Board of Directors has appointed former Chief Financial Officer of TIAA-CREF, Georganne C. Proctor, as a new independent member of the Board and as a member of the Audit Committee. Ms. Proctor’s term is effective as of October 31, 2013.

Ms. Proctor, 57, brings 30 years of executive and financial experience at large, multinational corporations to the Board, most recently having served from 2006 to 2010 as Chief Financial Officer and Executive Vice President for Enterprise Integration at TIAA-CREF. Prior to joining TIAA-CREF, Ms. Proctor served as Executive Vice President of Golden West Financial Corporation from 2003 to 2005 after an 18‑year career at Bechtel, one of the largest global engineering, procurement and constructions firms. During her time at Bechtel, Ms. Proctor served in roles of increasing importance including Senior Vice President and Chief Financial Officer from 1997 to 2002, as well as serving as a company director for three years. Prior to Bechtel, Ms. Proctor was finance director from 1991 to 1994 of certain divisions of global, diversified entertainment giant The Walt Disney Company.

“The appointment of Ms. Proctor adds further global experience, a track record of proven leadership and financial expertise to the SunEdision Board of Directors,” said Manny Hernandez, Chairman of SunEdison’s Board of Directors. “Her experience working in highly regulated, multinational corporations will be of great value to both the Board and our leadership team as we continue to focus on pursuing growth initiatives that will add value for our shareholders.”

Ms. Proctor currently serves as a director of Redwood Trust as well as on the Board of Directors of Och-Ziff Capital Management Group. She previously served on the Board of Directors of Kaiser Aluminum Corporation. She holds a Bachelor of Science in Business Management from the University of South Dakota and a Masters of Business Administration from California State University East Bay.

About SunEdison
SunEdison is a global leader in semiconductor and solar technology. SunEdison's semiconductor business has been a pioneer in the design and development of silicon wafer technologies for over 50 years. With R&D and manufacturing facilities in the U.S., Europe and Asia, SunEdison enables the next generation of high performance semiconductor devices. SunEdison's solar business develops, finances, installs and operates distributed power plants, delivering predictably priced solar energy and services for its commercial, government and utility customers. SunEdison's common stock is listed on the New York Stock Exchange under the symbol "SUNE." For more information about SunEdison, please visit www.SunEdison.com.

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